Exhibit 10.5

AGREEMENT TO TRANSFER LICENSE RIGHTS

This Agreement is made and entered effective the 31th day of January 2019, (the Effective Date) by and between Electromedica LLC. a Wyoming Limited Liability Company with an address at 214 via Emilia, Palm Beach Gardens Florida 33418, its successor or assigns (hereinafter “Electromedica”) and Odyssey Group International Inc. a Nevada Corporation whose address is 2372 Morse Ave., Irvine, CA 92614 (hereinafter ODYY)

RECITALS

1.       Electromedica, entered into a License Agreement with Pegasus Pharmaceuticals Inc. and Heartview LLC dated January 30, 2019 (the License Agreement) giving Electromedica an exclusive license to use certain Intellectual Property, Proprietary Marks, Confidential Information, and Technology (capitalized terms are defined below and described in Exhibit A) and now, and for good and valuable consideration, Electromedica wishes to transfer and assign all rights provided by the License Agreement to ODYY.

2.       ODYY wishes to obtain all rights from Electromedica in the License Agreement related to the Intellectual Property,

THEREFORE, in consideration of the promises, covenants and undertakings set forth herein, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

1.1       “Intellectual Property shall mean the Proprietary Marks, Confidential Information and Technology licensed by Electromedica and listed on Exhibit A, including the USPTO Patent No. US 7,519,416 B2, Issued on April 14, 2009 and assigned to Heartview LLC.

1.2       “Documentation” shall mean any online or written manuals, program listings, data models, flow charts, source code, logic diagrams, functional specifications, or communications of any nature whatsoever, whether in text or code forms, associated with or relating to the Intellectual Property.

1.3       “Proprietary Marks” shall refer to the patents, trade marks, trade names, copyrights, logos and registered designs, details related to diagnosing human cardiac conditions. Electromedica agrees this term is to be broadly construed to the benefit of Transfer ODYY.

1.4       “Confidential Information” shall mean all confidential and proprietary commercial information, data and material, whether disclosed in writing, orally or by inspection, or which either party has reason to believe is treated as confidential by the other party, regarding (a) work product resulting from or related to the Technology (as hereinafter defined); (b) computer software, including Documentation; (c) the condition, assets, liabilities, business, systems, methods and manner of operation, including but not limited to internal personnel, financial, marketing, and other business information; (d) strategic, operational, and other business plans and forecasts. All information, in whatever form, that relates to Proprietary Marks, the Technology that is not publicly known is “Confidential Information.” Electromedica agrees this term is to be broadly construed to the benefit of ODYY .

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1.5       “Technology” shall mean the Proprietary Marks, and all right, title, and interest therein, together with all information, know-how, data, code, software, drawings, designs, operating experience and techniques, documents, models, test or performance reports, specifications and shop practices, ideas, trade secrets, techniques, processes, practices and any design, development, and manufacturing data relating to the Intellectual Property. Electromedica agrees this term is to be broadly construed to the benefit of ODYY.

ARTICLE 2

GRANT OF LICENSE AND OBLIGATIONS

OF ODYY

2.1       Transfer of License. Electromedica, herby transfers, assigns and grants to ODYY all its rights and interest in the License Agreement. The License Agreement provides for an exclusive, royalty-free, perpetual right to use the Intellectual Property, Proprietary Marks, Confidential Information and Technology in all areas of the world for any reason whatsoever. Electromedica will not grant any other business entity or person(s) any rights to the license to utilize the Intellectual Property. ODYY may transfer, assign or sub-license its rights to the Intellectual Property, Proprietary Marks, Confidential Information and Technology in its sole discretion. Electromedica agrees that upon the Effective Date, all rights to the Intellectual Property will cease for Electromedica and all rights to the Intellectual Property in the License Agreement will transfer to ODYY.

2.2       Ownership. As written in paragraph 2.1 of the License Agreement, Electromedica warrants that it possesses or has the licensing rights to the Intellectual Property, Proprietary Marks, Confidential Information and Technology. Paragraph 2.1 further allows for Electromedica to transfer and or sub-license the Inellectual Property.

ARTICLE 3

CONSIDERATION

3.1       Consideration. As consideration for the License, ODYY will pay to Electromedica fifteen million (15,000,000) shares of ODYY common stock. There will be no cash consideration or royalty paid to Electromedica. The shares will be delivered to Electromedica in certificate form within seven days after the execution of this agreement.

ARTICLE 4

TERM

4.1       Term. The term of this Agreement commences on the date set forth above and shall continue in perpetuity.

ARTICLE 5

INDEMNIFICATION

5.1       By Electromedica. Electromedica shall indemnify, defend and hold harmless ODYY from any and all damages, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by ODYY as a result of any claim that the Proprietary Marks, when used within the scope of this Agreement, infringes any intellectual property right or trade secret of any third party; provided ODYY promptly notifies Electromedica, in writing, of any such claim and promptly tenders the control of the defense and settlement of any such claim to Electromedica at Electromedica’s expense and discretion. ODYY shall reasonably cooperate with Electromedica, in defending or settling such claim and ODYY may join in defense with counsel of its choice should Electromedica elect to defend ODYY

6.1       By ODYY. ODYY shall indemnify, hold harmless and defend Electromedica from and against any and all claims, liabilities, damages and expenses (including reasonable attorneys’ fees) incurred by Electromedica as a result of any breach by ODYY of the terms of this Agreement.

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ARTICLE 11

MISCELLANEOUS

7.1       Assignment. This Agreement and all the rights of ODYY hereunder may be assigned or transferred at the sole discretion of ODYY and shall inure to the benefit of its successors and assigns.

8.1       Severability.  In the event that any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof will not in any way be affected or impaired thereby.

9.1       Third Party Beneficiaries .  The parties intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of or impose any obligation upon any person or entity other than the parties hereto and their respective successors and permissible assigns.

10.1       Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be sufficiently given if delivered in person or sent by email, registered or certified mail with postage prepaid, Federal Express or similar overnight service, or Express Mail, addressed as follows:

If to ODYY:

Michael Redmond

President and CEO of Odyssey Group International

2372 Morse Ave., Irvine, CA 92614

If to Electromedica:

David Banner

214 via Emilia,

Palm Beach Garden Florida 33418

Such addresses and numbers may be changed by written notice. Such notice or communication shall be deemed to have been given when received.

11.5       Governing Law .  The interpretation and construction of this Agreement, and all matters relating to it, shall be governed by the laws of the State of California.

11.6       Captions and Language .  The Article and Section captions used in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement. Whenever used in this Agreement, the singular number shall include the plural, and vice versa, whenever appropriate. This Agreement shall be construed in accordance with its plain meaning, and not strictly for or against any party.

11.7        Entire Agreement .  This Agreement, including all Schedules and all exhibits thereto, contain the entire understanding of the parties hereto with respect to the subject matter contained herein, and there are no other agreements or understandings, written or oral, in effect between the parties relating to the subject matter hereof. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

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11.8       Waivers and Amendments .  This Agreement may not be amended or modified orally, but only by an agreement in writing signed by both parties. This Agreement or any provision hereof may be waived, amended, supplemented, superseded, canceled, renewed, extended or modified only by a written instrument signed by the parties. No delay on the part of any party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of such party of any such right, power, or privilege, nor any single or partial exercise of any such right, power, or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege. No waiver of any provision of this Agreement shall be deemed or constitute a waiver of any other provision hereof (regardless of the similarity of such provisions), nor shall any such waiver constitute a continuing waiver unless expressly so provided.

11.9       Authority. The parties represent and warrant, each to the other, that they have the right, power and authority to enter this Agreement, and by so doing, the party is not causing a breach to any other agreements or contracts entered by the party.

IN WITNESS WHEREOF this Agreement has been entered into the day and year first above written.

Electromedica, LLC

By: /s/ David Banner

Its: President and CEO

Odyssey Group International.

By:/s/ Joseph M. Redmond

Its: President and CEO

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Exhibit A

1. US Patent Number: Patent Number 7,519,416 B2, Issued on April 14, 2009

2. Heartview algorithm, Code, Master Software

3. Trademarks and service marks related to Heartview

4. Key trade secrets and proprietary know-how related to

5. Source Code or object code escrows, Open source software used in (or used to create) the seller’s products or services, if any.

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